Exhibit 3.3

BUSINESS CORPORATIONS ACT

Alberta	ARTICLES OF AMENDMENT

1.	Name of Corporation	2. Corporate Access Number
	SMART TECHNOLOGIES INC.	2015413533

3.	Pursuant to subsections 173(1)(f) of the Business Corporations Act (Alberta), the share capital of the Corporation is hereby amended:

(a)	by changing each issued and outstanding Class A Subordinate Voting Share of the Corporation into 0.5 of a Class A Subordinate Voting Share provided that no fractional Class A Subordinate Voting Shares will be issued in connection with such change and in the case of a holder of Class A Subordinate Voting Shares who would otherwise be entitled to a fraction of a Class A Subordinate Voting Share, the Class A Subordinate Shares that such holder is entitled to shall be rounded up to the next closest whole number of Class A Subordinate Voting Shares; and

(b)	by changing each issued and outstanding Class B Share of the Corporation into 0.5 of a Class B Share provided that no fractional Class B Shares will be issued in connection with such change and in the case of a holder of Class B Shares who would otherwise be entitled to a fraction of a Class B Share, the Class B Shares that such holder is entitled to shall be rounded up to the next closest whole number of Class B Shares.

4. DATE June 23, 2010	SIGNATURE /s/ Jeffrey A. Losch	TITLE Vice-President & General Counsel

[STAMP: REGISTERED ON THE ALBERTA REGISTRIES CORES SYSTEM JUNE 24, 2010]